                                                     Filed pursuant to Rule 433
                                          Registration Statement No. 333-137902
                                                            Dated March 6, 2009

                    Deutsche Bank Commodity Harvest Indices

                                   March 2009

           The instruments described in this presentation are hybrid
             instruments under the Commodity Exchange Act ("CEA").
 As such, the instruments are not contracts of sale of a commodity for future delivery (or options on such contracts) and are not subject to the CEA.

                               [GRAPHIC OMITTED]

Risks

Commodities are speculative and highly volatile. The risk of loss in trading commodities can be substantial. Commodity prices may be subject to substantial and unpredictable fluctuations over short periods of time and may be affected by, among other things, a wide variety of regulatory, monetary and/or economic developments and policies. Prospective investors must independently assess the appropriateness of an investment in commodities in light of their own financial situation and investment objectives.
--------------------------------------------------------------------------------
The price of an instrument and the commodities which comprise the index may be affected by numerous market factors, including events in the market for commodities, the equity markets, the bond market and the foreign exchange market, fluctuations in interest rates, and world economic, political and regulatory events. A rise in the value of one commodity may be offset by a fall in the value of one or more of the other commodities comprising the index.

Commodity prices can be highly volatile and may impact negatively the value of an instrument. Volatility around the time of maturity could have a significant impact on the overall performance of an investment.

The value of any instrument linked to the index described herein will depend on, among other things, fluctuations in interest rates, the value of the commodities underlying the index, the time remaining to the maturity date, and associated options markets and hedging costs of the issuer. The value of any instrument may start to decline significantly if the value of the index at a given time is below the level of the index on the issue date of the instrument.
Price movements may also be caused by changes in the credit spread of the issuer.

The receipt by the investor of monies owed under instruments linked to the index described herein is subject to and dependent on the issuer's abilities to pay such monies. Consequently, investors are subject to a counterparty risk and are susceptible to risks relating to the creditworthiness of the issuer.

                                                                         page 2

Risks

Investing in instruments linked to the index involves certain risks. Inherent in the index is the risk that the forward curves for the underlying futures contracts will unexpectedly move from a contangoed curve and remain as either a less contangoed curve or a backwardated curve after long positions have been taken in such futures contracts. This switch would result in negative carry at a time when the optimum yield methodology has presumed that the underlying futures contract would result in positive carry. Further, because the index is composed of long and short positions, there is a risk that these positions could cancel each other out if the long "booster" position were identical to the short position in the GSCI Light Energy Index. This would occur if the optimum yield methodology selects the same futures contract for an underlying commodity as the fixed roll methodology used by the GSCI Light Energy Index which would result in flat returns for the index for that respective component.

The DB Commodity Harvest 3.5 TV Index attempts to achieve a realized volatility of 3.5%. Adjustments are made to the participation in the DB Commodity Harvest
Index based on realized volatility of the DB Commodity Harvest Index. The realized volatility of the DB Commodity Harvest Index may differ --- perhaps significantly --- from its historical realized volatility. It is also possible that the DB Commodity Harvest 3.5 TV Index will achieve realized volatility that differs --- possibly significantly --- from the target volatility of 3.5%.

                                                                         page 3

Contents

DB Commodity Harvest Index

o    Executive Summary

o    Sources of Return in Commodities / Commodity Index

o    Concept and Construction

o    Performance and Descriptive Statistics

DB Commodity Harvest 3.5 TV "Target Volatility" Index

o    Executive Summary

o    Risk Control by Targeting Volatility

o    Exhibit I - Weights and Contracts

                                                                         page 4

DB Commodity Harvest Index

Executive Summary

Why invest in the DB Commodity Harvest Index?

The DB Commodity Harvest Index tracks a long/short rule-based strategy that uses the concept of "carry" to generate returns without directional exposure to the commodity markets.

Rule Based Index

o    The DB Commodity Harvest Index provides access to commodity "carry"
     through the application of a futures "optimum roll" strategy relative to a
     "fixed roll" strategy in the same underlying commodities

o    Monthly rebalancing of the two strategies keeps the Index's market exposure neutral and non- directional. Weights of each commodity are reset annually to match the S&P GSCITM Light Energy Index ("the benchmark index")

o    Investing via an index frees the investor from the mechanics of rolling the 24 underlying futures contracts

o    Carry trades may offer an attractive investment in both absolute return and portfolio diversification

Past performance is not indicative of future results

                                                                         page 6

Sources of Return in Commodities

Commodity indices invest in futures contracts and are subject to the impact of
"roll return."

Spot Return:   Return resulting from the change in the value of a commodity futures contract
Roll Return:   Return from the change in value of a commodity futures contract resulting from its movement over time along its forward curve -
               also known as "roll yield" or "carry"

Backwardation:*  The roll return (carry) is Positive

o    Negative slope or inverted "backward" forward curve
o    Supply disruption price elasticity
o    Risk premium at near-term delivery - "convenience yield" theory

Contango:*  The roll return (carry) is Negative

o    Positive slope or "normal" upward forward curve
o    Typically reflects markets that are not as price elastic to supply shocks
o    Market participants pay a "cost of carry" for deferred payment and delivery
o    Time value of money, storage costs and delivery are all priced into the deferred premium

*Definitions:

Backwardation: market condition where the futures price is lower in the distant delivery months than in the near delivery months

Contango: market condition where the future price for distant delivery is higher than near delivery months, often due to the costs of storing and insuring the underlying commodity; opposite of backwardation page 7

Sources of Return in Commodities

Backwardation Example:   WTI Crude                FOR ILLUSTRATIVE PURPOSES ONLY

WTI Crude normally has high demand with only a finite supply available for immediate delivery. This may create a market where near dated contracts trade at a premium to contracts for future delivery.

                               [GRAPHIC OMITTED]

This hypothetical graph is designed to illustrate the concept of
"backwardation," particularly the maximization of positive roll yield based on the assumption of a constant spot price. The hypothetical premium amounts cannot completely account for financial risk attendant to actual trading, and losses can occur as a result of the spot movement. As such, the graph does not represent actual results, which may vary substantially from those shown in the above-referenced analysis, nor does the graph provide an indication or guarantee of future results.

                                                                         page 8

Sources of Return in Commodities

Contango Example:   Gold                          FOR ILLUSTRATIVE PURPOSES ONLY

Gold normally has insurance and storage costs associated with future delivery.
This may create a market where future dated contracts trade at a premium to contracts for immediate delivery.

                               [GRAPHIC OMITTED]

This hypothetical graph is designed to illustrate the concept of "contango,"
particularly the maximization of negative roll yield based on the assumption of a constant spot price. The hypothetical premium amounts cannot completely account for financial risk attendant to actual trading, and losses can occur as a result of the spot movement. As such, the graph does not represent actual results, which may vary substantially from those shown in the above-referenced analysis, nor does the graph provide an indication or guarantee of future results.

                                                                         page 9

Sources of Return in a Commodity Index

Roll Return or "Carry" is a major determinant in the performance of commodity index returns

To illustrate the importance of roll returns in commodity index returns, Index excess returns, spot returns, and roll returns are listed below for each of the components of the DBLCI Index since 1-Jan-1999.

Excess Return = Spot Return + Roll Return

Roll Returns in the Performance of DBLCI Sub-Indices
(average annual returns)
1-Jan-1999 to 27-Feb-2009
Index           Underlying Commodity    Index Excess Return   Spot Return   Roll Return
DBLCI CL        WTI Sweet Light Crude         12.17%            13.79%         -1.62%    Roll returns are a major
DBLCI HO        Heating Oil                   12.04%            13.81%         -1.77%    determinant in the
DBLCI GC        Gold                           8.52%            12.41%         -3.89%    performance of commodity
DBLCI C         Corn                          -7.37%             5.01%        -12.37%    index returns
DBLCI W         Wheat                         -1.23%             6.23%         -7.46%
DBLCI MAL       Aluminium                      0.43%             0.41%          0.02%

Source: Bloomberg

Past performance is not indicative of future performance

                                                                        page 10

Sources of Return in a Commodity Index

Contract selection and roll return can have a significant impact in the overall return of the index

Deutsche Bank's proprietary optimum yield ("OY") technology rolls into the contract that maximizes positive roll yield (in a backwardated market) or minimizes negative roll yield (in a contango market) from the list of tradable futures which expire in the next 13 months

[GRAPHIC OMITTED]

                                                                        page 11

Concept and Construction of the Commodity Harvest Index

Applying the DB "OY" optimum yield technology to an existing index to boost returns

By selecting contracts according to "OY" optimum roll yield rules, DB seeks to boost the returns of the S&P GSCITM Light Energy Index to create a "Booster
Index"

[GRAPHIC OMITTED]

o    The DB Commodity Harvest Index - Excess Return ("The Index") is
     constructed through a long position in the booster strategy and a shortTM position in the actual S&P GSCI Light Energy

o    This long/short strategy is rebalanced monthly according to the differences of the performance of long and short legs to maintain spot neutrality and only has exposure to the difference in roll returns

o    A collateral yield of 3-Month U.S. Treasury Bills is added to the Excess
     Return to create the DB Commodity Harvest Index - Total Return

Booster Index performance is retrospectively calculated prior to 30 December
2007. Such trading, do not involve financial risk, and may present sharp differences to actual results. than the results shown.

                                                                        page 12

Past performance is not indicative of future results

Concept and Construction of the Commodity Harvest Index

Performance of the DB Commodity Harvest Index TR

The DB Commodity Harvest Index rebalances mechanically in order to extract alpha and reduce spot market risk.

[GRAPHIC OMITTED]

o    The Index is rebalanced every month to reduce spot price exposure created by performance differences between long and short legs.

o    Additional reweighting occurs annually to match the annual reweighting of the S&P GSCITM Light Energy

o    The Index is diversified among 24 underlying commodities

     (see Exhibit I for weightings)

Booster Index performance is retrospectively calculated prior to 30 December
2007. Such retrospective performance calculations do not represent actual trading, do not involve financial risk, and may present sharp differences to actual results. In the future, the Index's performance may be significantly different than the results shown.

                                                                        page 13

Past performance is not indicative of future results

Performance and Descriptive Statistics

Historical Returns

---------------------------------------------------------------------------
              DB Commodity     DBLCI-       *Equities     ***Commodities
                Harvest       MR(TM)**
---------------------------------------------------------------------------
Total Return      9.28%         5.69%        -0.83%            1.35%
Excess Return     5.73%         2.14%       - 4.39%           - 2.21%
Volatility        3.49%        18.90%        21.13%           24.04%
Sharpe Ratio      1.64          0.11         - 0.21           - 0.09
---------------------------------------------------------------------------

Source: Bloomberg, 01 Jan 1998 - 27 Feb 2009

Correlation with other asset classes

------------------------------------------------------------
                                               DB Commodity
Correlation                                         Harvest
Equities *                                           - 1.3%
DBLCI-MR TM**                                       - 45.5%
Commodities ***                                     - 60.5%
------------------------------------------------------------

Source*:         S&P 500 Index
Source**:        DBLCI-MR TM Excess Return
Source***:       S&P GSCITM Index
Source:          DB Global Markets, Bloomberg,
                 01 Jan 1998 - 27 Feb 2009

Past performance is not indicative of future results

The DBLCI-MR and DB Commodity Harvest have existed since February 2003 and
December 2007, respectively. The results from their respective inception dates through February 2009 represent actual performance (gross of fees). Results prior to inception dates are based on historical simulations, run from January
1998 for the DBLCI-MR and the DB Commodity Harvest through their respective inception dates, which do not reflect the performance of the actual indices. In the future, the performance of the commodity-linked indices may not be the same or similar to the hypothetical performance reflected.

                                                                        page 14

                       DB Commodity Harvest 3.5 TV Index

Executive Summary

Why invest in the DB Commodity Harvest 3.5 TV Index?

The DB Commodity Harvest Index seeks to generate alpha through a long/short index strategy.
However, there are no controls for volatility. The DB Commodity Harvest 3.5 TV
Index is an allocation strategy based on the DB Commodity Harvest Index that aims at maintaining a target volatility of 3.5%

Rules-Based Index

o    The DB Commodity Harvest 3.5 TV Index dynamically controls the exposure to the DB Commodity Harvest Excess Return Index ("the Underlying Index") in
     order to target realized volatility of close to 3.5%

o    Rebalancing occurs monthly, at which time the participation of the DB
     Commodity Harvest 3.5 TV Index in the Underlying Index is reset to the ratio of Target Volatility / Realized Volatility

o    Participation in the Underlying Index increases when the realized volatility of the Underlying Index has gone down and vice-versa

o    Volatility targeting can reduce the cost of options when there is a large divergence between realized (historical) and implied (expected)
     volatility, as reflected by the option price

Past performance is not indicative of future results

                                                                        page 16

Index Construction (Harvest 3.5 TV Index)

Applying volatility targeting to potentially control risk

Monthly rebalancing
Calculated on 3rd last business day of the month, effective on the last business day

Step I Monitor Realized Volatility (Based on Last 90 Days Returns)

Step II Calculate Index Participation Participation = Target Volatility /
Realized Volatility, subject to a maximum participation of 300%

Step III Harvest 3.5 TV Index Return = Participation x Underlying Index
return

Numerical
Example:
Volatility Target = 3.5%

           90 Day Realized                             Underlying     Vol Target
Month           Volatility       Participation (%)   Index Return         Return
            (Annualized %)                                    (%)            (%)
12                    3.50                  100.00          +5.00          +5.00
13                   10.50                   33.33          -1.00          -0.33
14                    2.50                  140.00          +3.00          +4.20
15                    2.00                  175.00          -2.00          -3.50
16                    1.50                  233.33          +5.00         +11.66
17                    3.00                  116.67          +1.00          +1.16
18                    3.50                  100.00         +10.00         +10.00
---------------------------  ----------------------  ---------------------------

                                                                        page 17

Volatility Targeting: Rationale

Volatility targeting allows investors to buy options at a reduced cost

o    The DB Commodity Harvest Index has experienced volatility as high as 7.32%
     and as low as 1.27% since January 2001. Setting the Target Volatility of the Underlying Index to 3.5% enables investors to access similar performance while seeking to smooth the volatility

o    Since January 2004, the realized volatility of the DB Commodity Harvest
     Index has been close to 3.5% and thus, on average, participation in the
     Underlying Index has been close to 100%

o    Options on the Harvest 3.5 TV Index are less costly than similar options on the DB Commodity Harvest Index, while still achieving a similar risk/return profile

Historical Volatility of the Underlying Index
[GRAPHIC OMITTED]

Historical Participation in the Underlying Index
[GRAPHIC OMITTED]

The DB Commodity Harvest 3.5 TV Index

[GRAPHIC OMITTED]

The DB Commodity Harvest 3.5 TV Index performance is retrospectively calculated prior to 15 October 2008. DB Commodity Harvest Index performance is retrospectively calculated prior to 30 December 2007. Such retrospective performance calculations do not represent actual trading, do not involve financial risk, and may present sharp differences to actual results. In the future, the performance of the indices may be significantly different than the results shown.

                                                                        page 19

Performance and Descriptive Statistics

Historical Returns

--------------------------------------------------------------------------
              DB Commodity        DBLCI-      *Equities    ***Commodities
             Harvest 3.5 TV      MR(TM)**
--------------------------------------------------------------------------
Total Return      9.80%            5.69%        -0.83%           1.35%
Excess Return     6.23%            2.14%       - 4.39%         - 2.21%
Volatility        3.82%           18.90%        21.13%          24.04%
Sharpe Ratio      1.63             0.11        - 0.21          - 0.09
--------------------------------------------------------------------------

Source: Bloomberg, 01 Jan 1998 - 27 Feb 2009

Correlation with other asset classes

----------------------------------------
                           DB Commodity
Correlation              Harvest 3.5 TV
Equities *                       - 5.4%
DBLCI-MR TM**                   - 49.6%
Commodities ***                 - 61.0%
----------------------------------------

Source*:          S&P 500 Index
Source**:         DBLCI-MR TM Excess Return
Source***:        S&P GSCITM Index
Source:           DB Global Markets, Bloomberg,
                  01 Jan 1998 - 27 Feb 2009

Past performance is not indicative of future results

The DBLCI-MR and DB Commodity Harvest 3.5 TV have existed since February 2003 and October 2008, respectively. The results from their respective inception dates through February 2009 represent actual performance (gross of fees).
Results prior to inception dates are based on historical simulations, run from
January 1998 for the DBLCI-MR and the DB Commodity Harvest 3.5 TV through their respective inception dates, which do not reflect the performance of the actual indices. In the future, the performance of the commodity-linked indices may not be the same or similar to the hypothetical performance reflected.

                                                                        page 20

Exhibit I - Index Composition

Weight and contracts currently used in the DB Commodity Harvest Index

-----------------------------------------------------------------------------------------------------

No.                  Commodity  Current Weight    Ticker  Commodity   Long Contract   Short Contract
                                as on 28-Feb-09            Exchange  as on 28-Feb-09  as on 28-Feb-09

     1           WTI Crude Oil     16.69%          CL       NYMEX       Jul 09           Mar 09
     2         Brent Crude Oil      6.01%          CO        ICE        Sep 09           Apr 09
     3           RBOB Gasoline      2.37%          HO       NYMEX       Dec 09           Mar 09
     4       No. 2 Heating Oil      1.94%          XB       NYMEX       Jun 09           Mar 09
     5                  Gasoil      2.10%          QS        ICE        Aug 09           Mar 09
     6             Natural Gas      2.98%          NG       NYMEX       May 09           Mar 09
     7   H.G. Primary Aluminum      4.63%          LA        LME        Nov 09           Mar 09
     8        Copper - Grade A      5.65%          LP        LME        Mar 10           Mar 09
     9           Standard Lead      0.79%          LX        LME        Aug 09           Mar 09
    10          Primary Nickel      1.18%          LN        LME        Aug 09           Mar 09
    11       Special H.G. Zinc      1.16%          LL        LME        May 09           Mar 09
    12                    Gold      6.99%          GC       COMEX       Jun 09           Apr 09
    13                  Silver      0.77%          SI       COMEX       Dec 09           Mar 09
    14         Wheat (Chicago)      9.12%          W        CBOT        Jul 09           Mar 09
    15     Wheat (Kansas City)      1.97%          KW        KBT        Jul 09           Mar 09
    16                    Corn      9.03%          C        CBOT        Dec 09           Mar 09
    17                Soybeans      5.91%          S        CBOT        Nov 09           Mar 09
    18               Cotton #2      1.87%          CT       NYBOT       Oct 09           Mar 09
    19               Sugar #11      4.13%          SB        CSC        Jun 09           Mar 09
    20              Coffee "C"      1.70%          KC        CSC        Mar 10           Mar 09
    21                   Cocoa      0.80%          CC        CSC        Mar 10           Mar 09
    22             Live cattle      7.09%          LC        CME        Apr 09           Apr 09
    23           Feeder cattle      1.32%          FC        CME        Mar 09           Mar 09
    24               Lean hogs      3.78%          LH        CME        Apr 09           Apr 09
-----------------------------------------------------------------------------------------------------

---------------------------------------------

Long position rolls into the contract that maximizes positive roll yield (in a backwardated market) or minimizes negative roll yield (in a contango market)
from the list of tradable futures which expire in the next 13 months

Short position follows a monthly rolling schedule irrespective of the shape of the forward curve

Long/Short strategy is rebalanced monthly according to the differences of the performance of long and short legs to maintain spot neutrality

---------------------------------------------

                                                                        page 21

Market Data Sources

Bloomberg Tickers:

DB Commodity Harvest - Total Return                            DBCMHLTU (Index)
DB Commodity Harvest - Excess Return                           DBCMHLEU (Index)

DB Commodity Harvest 3.5 TV - Total Return                     DBCMHVTC (Index)
DB Commodity Harvest 3.5 TV - Excess Return                    DBCMHVEC (Index)

DB Commodity Booster - S&P GSCITM Light Energy Excess Return   DBCMBLEU (Index)
S&P GSCITM Light Energy Excess Return                           SPGSLEP (Index)

S&P 500                                                            SPTR (Index)
DBLCI-MRTM Excess Return                                       DBLCMMCL (Index)
S&P GSCITM Excess Return                                        SPGSCIP (Index)

                                                                        page 22

Important Notes

The analysis set forth herein is based on information we believe to be reliable, including internal models, certain assumptions (all of which are subject to change without notice) and available market data, which may be internally generated.

"Deutsche Bank" means Deutsche Bank AG and its affiliated companies, as the context requires.

Investors should consider an investment linked to the indices described herein only after careful consideration and consultation with their legal, tax, accounting and other advisers as to the suitability of the investments in light of their own particular financial, tax and other circumstances, and the information set out in this document and the other documents we provide to you.

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission, or SEC, for offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to such offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and such offering. You may obtain these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, Deutsche Bank AG, any agent or any dealer participating in such offering will arrange to send you the prospectus, prospectus supplement and other documents relating to the offering if you so request by calling toll-free
1-800-311-4409.

Your return on an investment linked to the indices described herein will be dependent on the performance of the indices during the term of the instrument.
The composite is subject to change and there is no assurance that the commodities which comprise an index will have positive performance, and past performance of any of the commodities which comprise an index is not a guarantee, nor necessarily indicative, of their future performance.

Deutsche Bank AG, including its subsidiaries and affiliates, does not provide legal, tax or accounting advice. This communication was prepared solely in connection with the promotion or marketing, to the extent permitted by applicable law, of the matter addressed herein, and was not intended or written to be used, and cannot be used or relied upon, by any taxpayer for purposes of avoiding any U.S. federal tax penalties. The recipient of this communication should seek advice from an independent tax advisor regarding any tax matters addressed herein based on its particular circumstances.

                                                                        page 23

S&P GSCI Disclaimer

These materials are not sponsored, endorsed, sold or promoted by Standard &
Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). Standard &
Poor's does not make any representation or warranty, express or implied, to the owners of any instrument linked to the indices described herein or any member of the public regarding the advisability of investing in securities generally or in any instrument linked to the indices described herein or the ability of
S&P GSCI Index to track general commodity market performance. S&P's only relationship to Deutsche Bank AG is the licensing of certain trademarks and trade names of S&P and of S&P GSCI Index, which indices are determined, composed and calculated by S&P without regard to Deutsche Bank AG or any instrument linked to the indices described herein. S&P has no obligation to take the needs of Deutsche Bank AG or the owners of any instrument linked to the indices described herein into consideration in determining, composing or calculating S&P GSCI Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of any instrument linked to the indices described herein to be issued or in the determination or calculation of the equation by which the S&P GSCI Index are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of any instrument linked to the indices described herein.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF S&P GSCI INDEX
OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS,
OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED,
AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, OWNERS OF ANY INSTRUMENT
LINKED TO THE INDICES DESCRIBED HEREIN OR ANY OTHER PERSON OR ENTITY FROM THE
USE OF S&P GSCI INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR
IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY
OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P INDICES OR
ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT
SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR
CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE
POSSIBILITY OF SUCH DAMAGES.

S&P GSCI Index is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Deutsche Bank AG.

                                                                        page 24